Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-38926, 333-83321, 333-83325, 333-83327, 333-73664, 333-100003, 333-106057, 333-106058, 333-120154, 333-135487 and 333-149762 and Form S-3 No. 333-139205) of Art Technology Group, Inc. and in the related Prospectus of our reports dated February 26, 2009, with respect to the consolidated financial statements of Art Technology Group, Inc., and the effectiveness of internal control over financial reporting of Art Technology Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 26, 2009